Exhibit 10.13

LUMERA CORPORATION

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into by and between Lumera Corporation (the “Company”), a Washington corporation and Arizona Microsystems, L.L.C., an Arizona limited liability company (“AZM”).

1.	Consulting Relationship. During the term of this Agreement, AZM will provide consulting services (the “Services”) to the Company as described in Exhibit A attached to this Agreement. AZM represents that AZM is duly licensed (as applicable) and has the qualifications, the experience and the ability to properly perform the Services. AZM or AZM’s employees or agents shall devote at least four (4) hours per week to performance of the Services.

2.	Fees. As consideration for the Services to be provided by AZM and other obligations, the Company shall pay to AZM the amounts specified in Exhibit B attached to this Agreement at the times specified therein.

3.	Expenses. AZM shall not be authorized to incur on behalf of the Company any expenses without the prior consent of the Company’s Chief Executive Officer, which consent shall be evidenced in writing for any expenses in excess of $1,500. As a condition to receipt of reimbursement, AZM shall be required to submit to the Company reasonable evidence that the amount involved was expended and related to Services provided under this Agreement.

4.

Terms and Termination. AZM shall serve as consultant to the Company for a period commencing on September 6, 2002 and terminating on September 5, 2004. Any subsequent renewals to this Agreement shall be on terms and conditions mutually agreed to by the Company and AZM. Notwithstanding the above, either party may terminate this Agreement at any time upon receipt of ten days’ written notice. In the event of such termination, AZM shall be paid for any portion of the monthly Services performed prior to the date of such termination. Should either party default in the performance of this Agreement or materially breach any of its obligations under this Agreement, including but not limited to AZM’s obligations under the Proprietary Information and Invention Assignment Agreement between the Company and AZM referenced below in Section 8 of this Agreement (“Cause” for the succeeding sentences), the non-breaching party may terminate this Agreement immediately following the failure of the breaching party to cure the breach within thirty (30) business days after having received written notice by the non-breaching, party of the breach or default. In the event that the Company terminates this Agreement without Cause, or AZM terminates this Agreement with Cause, AZM shall be paid and shall retain the initial payment it received at execution of this Agreement, the two hundred thousand dollars ($200,000) due AZM upon Company’s succeeding fund raising (as defined in Exhibit B), and shall be granted a warrant to purchase 164,000 shares of the Company’s Common Stock (to the extent such warrant has not previously been granted) pursuant to the terms set forth in Exhibit B. In the event that the Company terminates this Agreement with Cause or AZM terminates this Agreement without

Cause, AZM shall only retain any earnings previously paid and any rights to purchase stock pursuant to issued warrants that have been granted prior to termination.

5.	Independent Contractor. AZM’s relationship with the Company will be that of an independent contractor and not that of an employee.

(a) Method of Provision of Services: AZM shall be solely responsible for determining the method, details and means of performing the Services. AZM may employ or engage the services of such employees or subcontractors as AZM deems necessary to perform the Services required by this Agreement and the Company shall pay the costs of such employees or subcontractors to AZM provided, that, Company is given ten (10) days notice of such hiring and that Company shall be able to decline paying such costs if it does not agree with such hire (the “Assistants”). Such Assistants are not the employees of the Company and AZM shall be wholly responsible for the professional performance of the Services by its Assistants such that the results are satisfactory to the Company. AZM shall expressly advise the Assistants of the terms of this Agreement, excluding financial arrangements, and shall require each Assistant to execute a Proprietary Information and Invention Assignment Agreement substantially in the form attached to this Agreement as Exhibit C (the “Confidentiality Agreement”).

(b) No Authority to Bind Company: Neither AZM nor any partner, agent or employee of AZM has authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

(c) No Benefits: AZM acknowledges and agrees that AZM (or AZM’s employees) will not be eligible for any Company employee benefits and, to the extent AZM (or AZM’s employees) otherwise would be eligible for any Company benefits but for the express terms of this Agreement, AZM (on behalf of itself and its employees) hereby expressly declines to participate in such Company employee benefits.

(d) Withholding; Indemnification: AZM shall have full responsibility for applicable withholding taxes for all compensation paid to AZM its partners, agents or its employees under this Agreement, and for compliance with all applicable labor and employment requirements with respect to AZM’s self-employment, sole proprietorship or other form of business organization, and AZM’s partners, agents and employees, including state worker’s compensation insurance coverage requirements and any US immigration visa requirements. AZM agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of withholding taxes imposed on the Company by relevant taxing authorities with respect to any compensation paid to AZM or AZM’s partners, agents or employees.

(e) Indemnification of AZM. Company agrees to indemnify, defend and hold AZM harmless from any liability for, or assessment of any claims or penalties imposed on AZM with respect to Services performed by AZM for the Company under the terms and conditions of this Agreement; provided, that such claims or penalties do not arise from any negligent or willful acts of AZM, the Company is given full control of the defense of such claims or penalties and AZM promptly notifies the Company of such claims or penalties and the Company isn’t prejudiced in its ability to defend against such claims or penalties by AZM’s delinquent notice.

6.	Supervision of AZM’s Services. All of the Services to be performed by AZM, including but not limited to the Services, will be agreed to between AZM and the Company’s Chief Executive Officer. AZM will be required to report to the Chief Executive Officer concerning the Services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of the Chief Executive Officer.

7.	Consulting or Other Services for Competitors. If this Agreement terminates naturally at the end of one year, AZM terminates without cause or Company terminates with cause, AZM represents and warrants that AZM does not presently and will not during the term of the Agreement, or for a period of two (2) years thereafter, engage in any electro-optic business (as defined in Exhibit E) that in any material way will compete with the Company, or presently perform or intend to perform, during the term of the Agreement and for a period of one (1) year thereafter, consulting or other services for, or engage in or intend to engage in an employment relationship with, companies whose business or proposed business to the best of the AZM’s knowledge, may in any way involve products or services which would be competitive with the Company’s electro-optic polymer products or services, or those electro-optic polymer products or services proposed or in development by the Company during the term of this Agreement (except for those companies, if any, listed on Exhibit D attached hereto). If however, AZM decides to do so, AZM agrees that, in advance of accepting such work in the field of electro-optic polymers, AZM will promptly notify the Company in writing, specifying the organization with which AZM proposes to consult, provide services, or become employed by and to provide information sufficient to allow the Company to determine if such work would conflict with the terms of this Agreement, including the terms of the Confidentiality Agreement, the interests of the Company or further services which the Company might request of AZM. If the Company determines that such work conflicts with the terms of this Agreement, the Company reserves the right to terminate this Agreement pursuant to Section 4 above.

8.	Confidentiality Agreement. In the event that AZM as an entity will be causing individuals in its employ or under its supervision to participate in the rendering of the Services, AZM warrants that it shall cause each of such individuals to execute a Confidentiality Agreement in the form attached as Exhibit C. The Company understands and acknowledges that those employees of AZM who are also employed by the University of Arizona, are subject to the policies and restrictions imposed by the Arizona Board of Regents related hereto. Such employees are obligated to disclose to the University of Arizona any inventions developed by them and the University of Arizona may have some rights to such inventions. All reasonable attempts will be made to make a clear distinction between work performed by employees of the University of Arizona and those that are solely employees of AZM in the field of use of electro-optic polymers.

9.	Conflicts With this Agreement. AZM represents and warrants that neither AZM nor any of AZM’s partners, employees or agents is under any pre-existing obligations in conflict with the provisions of this Agreement AZM represents and warrants that in the performance of this Agreement it will not breach any existing or prior confidentiality or proprietary information and inventions agreements. AZM warrants that AZM has the right to disclose and/or use all ideas, processes, techniques and other information, if any, which AZM has gained from third parties, and which AZM discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, AZM agrees that AZM shall not bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, or other techniques, without express written prior approval of the Company. AZM represents and warrants that AZM has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with AZM’s obligations under this Agreement. AZM will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services required by this Agreement. The Company acknowledges and accepts that AZM’s ability to perform Services or license Inventions are subject to the following limitations: (a) any limitations in the licensing agreement between AZM and the California Institute of Technology (“Caltech”), (b) any limitations in a licensing agreement between AZM and The University of Arizona (“UA”) and (c) policies and procedures of the Arizona Board of regents (ABOR) as they may apply to AZM’s employees, agents or contractors.

10.	Miscellaneous.

(a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

(b) Sole Agreement. This Agreement, including the Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

(c) Notices. Any notices required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington, without giving effect to the principles of conflict of laws.

(e) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provisions in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(g) Arbitration. Any disputes or claims arising out of or in connection with any provisions of this Agreement will be finally settled by binding arbitration in King County, Washington, in accordance with the rules of the American Arbitration Association by three arbitrators appointed in accordance with set rules, with each party choosing one and the chosen arbitrators selecting the third. The arbitrators shall apply Washington law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This Section 10(g) shall not apply to the Confidentiality Agreement.

(h) Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION THEREOF.

{Signature Page Follows}

The parties have executed this Agreement on the respective dates set forth below.

LUMERA CORPORATION

By:	/s/ Thomas D. Mino

Title:	CEO

Address:	P.O. Box 3008 19910 North Creek Parkway Bothell, WA 98011-3008

Date:	10/1/02

ARIZONA MICROSYSTEMS, L.L.C.

By:	/s/ Alex J. Mautner

Title:	PRESIDENT

Address:	9030 South Rita Rd. Suite 300 Tucson, AZ 85747

Date:	9–12–02

EXHIBIT A

DESCRIPTION OF CONSULTING SERVICES

AZM will support and direct electro-optic polymer activities as Consultant for Term of this Agreement and will otherwise take direction for Services to be provided in the field of electro-optic polymers by Company’s Chief Executive Officer or Senior Chemist.

EXHIBIT B

COMPENSATION

AZM shall be paid, separate and aside from all other payments, $5,000 per month for no more than 4 hours per week (plus $300 per each additional hour after 20 hours each month), from the date of this Agreement, until the earlier of completion of Services specified on Exhibit A to this Agreement or until this Agreement is terminated.

AZM has been paid $75,000 upon joint signature of an agreement in principle dated May 31, 2002 and June 2, 2002.

AZM will be paid $125,000 upon signature of this Agreement.

AZM will be paid $200,000 upon Company’s succeeding round or rounds of funding when it attains a minimum of $10,000,000 regardless of whether the Agreement is still in effect at such time.

The Company will recommend that the Board grant a warrant to purchase 164,000 shares of the Company’s Common Stock, at an exercise price equal to $3.65 per share, and which will be purchasable at the discretion of AZM over the term of the warrant period which is ten (10) years from the date of grant, as follows: twenty-five percent (25%) on the date of grant and twenty-five percent (25%) annually from the date of grant.

The Company grants AZM registration rights on the same terms and conditions as those contained in Section 1.3 of the Investors’ Rights Agreement.

EXHIBIT C

CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

THIS CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT (the “Agreement”) is entered into and made effective as of                      (“Effective Date”), by and between Lumera Corporation, a Washington Corporation (“Lumera”), and

The purpose of this Agreement is to facilitate the exchange of proprietary information and/or technical data concerning concepts, plans, proposals, markets, implementation steps, financial projections and goals relating to business ventures that either party has or may undertake. In furtherance of this purpose, the parties have each agreed to disclose or otherwise make available certain data or information to the other party, which data or information the disclosing party considers to be confidential and proprietary. Each party wishes to review and examine the data or information received under this Agreement only for the purposes of evaluating technology, determining whether to enter into the relationships and/or provide the services relating to the purposes described herein. The intent of the parties is to protect the data or information which each elects to disclose, but not to obligate either party to disclose any data or information.

Hereinafter, the party disclosing such confidential or proprietary information (including its affiliates, directors, officers, employees, financial advisors, legal counsel, accountants or other agents, advisors or representatives) is referred to as the “Disclosing Party,” and the party receiving such confidential or proprietary information (including its affiliates, directors, officers, employees, financial advisors, legal counsel, accountants or other agents, advisors or representatives) is referred to as the “Receiving Party.”

1. CONFIDENTIAL INFORMATION. As used in this Agreement, the term “Confidential Information,” means any non-public information, including, without limitation, customer lists, business plans and proposals, financial information, marketing information, technical information, standard and special pricing information, reseller agreements, problem solving methods, implementation steps, know-how, technology, trade secrets and drawings and renderings related to each party’s ongoing and proposed businesses, products and services which is being provided or which has been provided to the Receiving Party by the Disclosing Party, or which is obtained by the Receiving Party from its meetings and contacts with the Disclosing Party, or any information derived by Receiving Party from information so provided or obtained. Confidential Information includes all written or electronically recorded materials identified and marked as confidential or proprietary or which on their face appear to be confidential or proprietary, oral disclosures of Confidential Information by the Disclosing Party, and information which is demonstrated and observed by the Receiving Party as being Confidential Information during a visit to the Disclosing Party’s facility.

Confidential Information does not include any of the following: (a) information that is in or becomes part of the public domain without violation of this Agreement by the Receiving Party; (b) information that was known to or in the possession of the Receiving Party on a non-confidential basis prior to the disclosure thereof to the Receiving Party by the Disclosing Party, as evidenced by written records; (c) information that was developed independently by the Receiving Party’s employees, as established by written evidence, which employees have not received the Confidential Information; (d) information that is disclosed to the Receiving Party by a third party under no obligation of confidentiality to the Disclosing Party and without violation of this Agreement by the Receiving Party; or (e) is authorized by the Disclosing Party in writing for disclosure or release by the Receiving Party. The burden of proving that information may be disclosed because it does not fall within the definition of Confidential Information shall be on the Receiving Party.

2. PERFORMANCE OF AGREEMENT. The parties agree that it is imperative for each of them that the Confidential Information remain confidential. Accordingly, in order to maintain the confidentiality of the

Confidential Information, and in consideration of each party’s making it available to the other party, the parties hereby further agree as follows: (a) not to disclose or otherwise reveal, without the Disclosing Party’s prior written consent, any portion of the Confidential Information or any notes, extracts, summaries or other materials derived in any way from the inspection or evaluation thereof by the Receiving Party or its representatives, except to representatives who agree in writing to be bound by the terms of this Agreement; (b) to advise each Receiving Party representative to whom any Confidential Information is to be made available of the confidential nature of such Confidential Information and of the terms of this Agreement before making such information available to such representative; (c) not to use the Confidential Information for personal gain or to advance or support its business ventures or the business ventures of third parties, other than for the purposes contemplated by this Agreement and for no other purpose; (d) to promptly return to the Disclosing Party (or its designees), upon the Disclosing Party’s request, all Confidential Information and all copies thereof (one copy may be kept for archival purposes); (e) the Receiving Party shall not reverse engineer, disassemble or decompile any prototypes, software or other objects which embody the Disclosing Party’s Confidential Information; (f) the Receiving Party undertakes that it will not include the Disclosing Party’s Confidential Information in any application for patent or utility model or design protection in any country filed by or on behalf of the Receiving Party; (g) the Receiving Party shall not use Confidential Information to manufacture, enable manufacture by itself or third parties, products that are derived from the Disclosing Party’s Confidential Information or product; and (h) upon discovery of an unauthorized disclosure, the Receiving Party shall endeavor to prevent further disclosure or use and shall notify the Disclosing Party immediately. Subject to the terms of any signed definitive agreement between the parties, the parties understand and agree that neither party has made or makes any representation or warranty as to the accuracy or completeness of the Confidential Information, and that neither party shall have any liability resulting from use of the Confidential Material by the other.

Notwithstanding any other terms or conditions of this Agreement, the Receiving Party may disclose Confidential Information to satisfy a legal demand by a court of competent jurisdiction, provided however that the Receiving Party shall have first advised the Disclosing Party prior to the disclosure so that the Disclosing Party has had the opportunity to seek appropriate relief from the court order, and provided further that the Receiving Party shall disclose only that portion of the Confidential Information which is legally required to be disclosed and request confidential treatment of the Confidential Information by the court.

3. NOTICES. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (i) when personally delivered, (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back; provided that such notice, request, demand or other communication is also sent by a nationally recognized overnight courier, (iii) three (3) days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (iv) one (1) business day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the addresses which follow their signatures below (or at such other address or number as is given in writing by either party to the other).

4. REPRODUCTION AND RETURN OF CONFIDENTIAL INFORMATION. The Confidential Information provided or made available by the Disclosing Party shall not be copied or reproduced without the Disclosing Parry’s express written permission, except for such copies as may reasonably be required for internal evaluation. Upon termination of this Agreement, the Receiving Party agrees to return to the Disclosing Party or certify as destroyed all copies of the Confidential Information, in whatever form, including written or electronically recorded information received under this Agreement. One copy may be kept for archival purposes.

5. TERM OF AGREEMENT. This Agreement shall terminate five (5) years from the Effective Date, unless extended by mutual written agreement, but may be terminated prior to that time as to receipt of further information by either party on thirty (30) days written notice. Each party’s obligations under Sections 1, 2, and 4 hereof shall survive any termination.

6. NO LICENSE/COMMITMENT/OBLIGATION. Neither the execution of this Agreement nor the furnishing of any information hereunder shall be construed by the Receiving Party as granting any license or any other rights other than as set forth herein under any trade secrets, copyrights or patents now or hereafter owned by or controlled by the Disclosing Party, or under any trade secrets, copyrights or patents in which the Disclosing Party is now licensed. Nothing in this Agreement shall grant to either party the right to make commitment of any kind for or on behalf of the other party without the prior written consent of the other party. This Agreement shall not be construed by either party in any manner to be an obligation to enter into a subsequent agreement of any kind, or to result in any claim of obligation to enter into a subsequent agreement of any kind, or to result in any claim whatsoever by one party against the other party for reimbursement of costs or payment for any efforts expended hereunder. If a subsequent agreement is entered into between the parties, then the terms of the obligations of confidentiality and nondisclosure and the rights of the parties in any developments from such agreement shall be as exclusively set forth therein.

7. NO PUBLIC ANNOUNCEMENT. Neither party hereto shall, without the express written consent of the other party, publicly announce the existence or terms of this Agreement or advertise or release any publicity in regard thereto.

8. ASSIGNMENT/BINDING EFFECT. Neither party shall assign or transfer any of its rights or obligations hereunder without the prior written consent of the other party hereto, except to a successor in ownership of all or substantially all of the assets of the assigning party if the successor in ownership expressly assumes in writing the terms and conditions of this Agreement. Any attempted assignment without written consent will be void. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the parties.

9. UNITED STATES EXPORT CONTROL LAWS AND REGULATIONS. Technical data exchanged hereunder may be subject to United States Export Control Laws and Regulations. Accordingly, the Receiving Party shall not transfer such data directly or indirectly to any third person or firm, country or countries, without specific authorization from the Disclosing Party.

10. GOVERNING LAW. The parties agree that this Agreement shall be interpreted and construed both as to performance and validity in accordance with and governed by the laws of the State of Washington even if its choice of law provisions are in conflict with this requirement.

11. REMEDIES. The Receiving Party recognizes and agrees that the Confidential Information is of a special, unique and extraordinary character which gives it a peculiar value the loss of which cannot be reasonably or adequately compensated in damages, and that a breach of this Agreement will cause irreparable damage and injury to the Disclosing Party. The Receiving Party, therefore, expressly agrees that the Disclosing Party shall be entitled to injunctive and/or other equitable relief to prevent a breach of the provisions of this Agreement, or any part thereof, in addition to any other remedies available to the Disclosing Party. All remedies available to the Disclosing Party hereunder are cumulative, and may, to the extent permitted by law, be exercised concurrently or separately. The exercise by the Disclosing Party of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy. A failure or delay by the Disclosing Party in exercising any right, privilege or remedy shall neither operate as a waiver thereof nor modify the terms of this Agreement, nor shall any single or partial exercise by the Disclosing Party of any right, privilege or remedy preclude any other or further exercise of the same or of any other right, privilege or remedy.

12. HEADINGS/WAIVER OF BREACH/SEVERABILITY. The section and sub-section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but, if any provision hereof shall be prohibited by or held invalid or unenforceable under any such law, such provision shall be ineffective to the extent of such prohibition, invalidity or unenforceability, without invalidating or nullifying the remainder of such provision or any other provision of this Agreement. The parties further agree to substitute a provision that effects the intent of the invalidated provision as nearly as possible. The failure to enforce or to require the performance at any time of any of the provisions of this Agreement shall not be construed to be a waiver of any other provisions, and shall not affect either the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every provision of this Agreement.

13. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original, but all of which together shall constitute one and the same instrument.

14. AUTHORITY. Each party represents and warrants that its delivery of this Agreement has been duly authorized by all necessary corporate or other action and that the person signing the Agreement on its behalf is duly authorized to do so.

15. ENTIRE AGREEMENT/MODIFICATION. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior representations, agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be modified except by a writing that expressly refers to this Agreement and is executed by all parties hereto.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

LUMERA CORPORATION		EMPLOYEE OR SUB CONTRACTOR

By:	/s/ Thomas D. Mino	By:

Name:	Thomas D. Mino	Name:

Title:	CEO	Title:

Notice Addresses:		Notice Addresses:

P.O. Box 3008
19910 North Creek Parkway		Address:

Bothell, WA 98011-3008		City, ST:

Attention: Paula Loud		Attention:

Tel: 425.415.6847		Tel:

Fax: 425.481.1625		Fax:

with a copy to:		with a copy to:

P.O. Box 3008
19910 North Creek Parkway		Address:

Bothell, WA 98011-3008		City, ST:

Attention: General Counsel		Attention:

Tel: 425.415.6847		Tel:

Fax: 425.415.6795		Fax:

EXHIBIT D

LIST OF COMPANIES EXCLUDED UNDER SECTION 7

1. Nitto Denko Technical Corporation

EXHIBIT E

PROPRIETARY INFORMATION TECHNOLOGY

The following technology to be considered part of the electro-optic polymer Field –of Use covered by this Agreement, is limited to:

1. Organic and metal-organic chromophores for electro-optic modulation applications; specifically, chromophores designed to have substantial first hyperpolarizability.

2. Polymers and dendrimers that can be used in conjunction with chromophores for the preparation of electro-optic polymers.

3. Additives that can be used to improve the thermal/optical stability of electro-optical polymers.

4. Methods of electric field poling to induce non-centrosymetric alignment in electro-optic materials.

Technology not to be considered part of the electro-optic polymer field-of-use covered by this Agreement includes:

1. Any materials, methods, instruments, and know-how involving the use of 2-photon or multi-photon absorption processes for fabrication, patterning, imaging, and sensing applications.

2. Any photo refractive or holographic applications.

3. Any information storage and retrieval application, excluding those based solely on electro-optic modulation.

4. Any work pertaining to organic, light emitting diodes, field-effective transistors, and organic semi-conductor based devices including but not limited to solar cells.

5. Any work involving materials and methods dealing with use of surface enhancements or non-linear optical effects through interaction with metal surfaces, nano particles, or aggregates of nano particles.